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                                     EXHIBIT 10.3

                      AGREEMENT WITH PROMOTION PUBLISHING COMPANY.

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                                    AGREEMENT

       This AGREEMENT identifies the mutual understanding between Promotion Publishing hereinafter referred to as Promo and Atlantic Syndication Network, Inc. hereinafter referred to as ASNI.

       The following overviews the business and terms for each party.

       ASNI produces niche market television shows targeted for special interest audiences such as The Stock Show, Masters of the Martial Arts and Ninjaerobics. ASNI is currently producing other shows such as the Intervention Show Videotapes. ASNI is planning to sell these tapes through various media and retail markets. It is understood that ASNI has not previously marketed in this manner, but believes these projects will benefit by promoting the videotapes with related books published by Promo.

       Promo's business is publishing niche market books and promoting these books on a mass marketing wholesale and retail basis which includes the Internet.

       Promo agrees to provide ASNI existing books that complement the subject matter of the television shows or videotapes that ASNI produces on a wholesale basis. Promo agrees that if Promo is unable to provide specific books required for a project, Promo will create a joint venture partnership with ASNI to publish a specific book for that project. ASNI agrees to participate in the publishing of these books and agrees to promote them on or with its shows and/or its project videotapes.

       ASNI agrees to produce the commercials for books offered for sale by Promo on its television shows when the books presented by Promo complement the television shows or videotapes available for sale.

       ASNI agrees to provide a 30-second commercial segment on The Stock Show to Promo. ASNI agrees to provide this segment to Promo at a net advertising media rate so that Promo may promote their books, present information on their upcoming books and promote authors that would beof interest to the ASNI target audience. It is agreed the media rate to be paid by Promo will not exceed 50% of ASNI's established media rate.

       Both parties agree to include in the sale of their product, promotional literature or flyers identifying the other company and its subject related products. It is agreed that prior to any specific advertising print campaigns, each party will present to the other the opportunity to participate and the necessary requirements for that campaign.

       Promo agrees to sell the books wholesale to ASNI for its television projects and Direct Advertising program under the following terms:

      Promo will sell and deliver the product to ASNI in minimum orders to be established and/or agrees to fulfill orders for ASNI programs through its shipping and handling department.



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       TERMS: 1/3 at time of order     1/3 at delivery     1/3 within 30 days.
  If other terms are required, Promo must pre-approve any credit changes prior to order.

       Promo agrees that it will maintain sufficient inventory (to be established at the beginning of each quarter) to accommodate sales requirements for any of the projects identified between the parties.

       Both parties agree they will not make any representations other than the accompanying promotional literature associated with each project.

       Promo agrees to provide advertising for ASNI in its promotional campaign by placing the ASNI brochure flyer in co-published books for retail distribution. ASNI agrees to provide Promo with the written copy for approval of the flyer prior to printing--then ASNI will have the flyer printed and provided to Promo. It is agreed that Promo will place the flyer in its books that are sold through its normal channels and marketing structure. The flyer is designed to encourage consumers to call the ASNI
  800 number to purchase the videos made available about a related subject matter.

     Unless sooner terminated pursuant to any provision hereof, this Agreement shall have a term of three (3) years from the date hereof; after which it will be automatically renewed for successive terms of one (1) year each, unless either party gives the other party written notice of termination at least six (6) months prior to the end of the initial term or any renewal term. If such notice is given, this Agreement shall terminate at the end of such term.

     Either party shall have the right to terminate this Agreement by written notice to the other, should that company be in breach or default with respect to any term or provision hereof and fails to cure the same within ninety (90) days notice of said breach or default, or 30 days if the company is adjudged bankrupt, files or has filed against it any petition under any bankruptcy, insolvency or similar law, has a receiver appointed for its business or property, or makes a general assignment for the benefit of its creditors.

     Any notice required or given hereunder shall be deemed sufficient if mailed by registered or certified air mail, first class mail, Federal Express, DHL, UPS, or Facsimile transmission to the Corporate offices as listed in this agreement, or delivered by hand to the party to whom such notice is required or permitted to be given. Any such notice shall be considered given when received, as evidenced by a receipt (if by mail), signed and dated by the receiving party.


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  ALL NOTICES TO PROMOTION PUBLISHING SHALL BE ADDRESSED AS FOLLOWS:
       Promotion Publishing Company
       3368 GOVENOR DRIVE, SUITE 144   San Diego, Ca 92122
       Attn: John Perkins, Pres.          Phone: 619-577-2000

  ALL NOTICES TO ASNI SHALL BE ADDRESSED AS FOLLOWS:
       Atlantic Syndication Network, Inc.
       2140 West Charleston, Suite B   Las Vegas, Nevada 89102
       Attn: Kent G. Wyatt, Sr. Pres. and CEO   Phone: 702-388-8800

       Promo hereby grants ASNI the right of first refusal to produce all audio, videos and C.D.'s for books published by Promo during the term of this agreement.

      The parties agree that their rights may not be assigned in whole or in part without the prior written consent of the other and any attempted assignment of any rights, duties or obligations hereunder without the consent of the other shall be void.

      Failure on any occasion by either party to enforce any terms of this Agreement shall not prevent enforcement on any other occasion.

      If suit is commenced to enforce the performance of a party hereto, both Promo and ASNI now and forever agree, the prevailing party shall be paid reasonable attorneys' fees and expenses by the other party.

      This contract shall be governed in all respects by the laws of the State of Nevada, U.S.A., excluding any choice of law principles that would cause the application of the laws of any other jurisdiction.

      Entire Agreement: This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the subject matter hereof. This Agreement may not be changed or amended unless done so by a written instrument executed by both parties.

      It is agreed that the signature approval and acceptance of this agreement by fax shall be acceptable by each of the parties involved.Both parties agree to provide the other an original signed hard copy within 10 days.

       It is agreed that the signature approval and acceptance of this agreement by fax shall be acceptable by each of the parties involved. Both parties agree to provide the other an original signed hard copy. IN WITNESS WHEREOF, the parties have executed this "Agreement" as of February 17, 1999.



Atlantic Syndication Network, Inc.                 Promotion Publishing
Company
ASNI                                               Promo

/s/ Kent G. Wyatt, Sr.                             /s/ John Perkins

----------------                                   -------------------
Kent G. Wyatt, Sr.                                  John Perkins
President & CEO                                     President